Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2020 RESULTS

●	Second quarter comparable store sales increase of 16.2%, total sales growth of 19.4%
●	57% increase in second quarter diluted earnings per share to $7.10
●	Net cash provided by operating activities increased $712 million or 84%

Springfield, MO, July 29, 2020 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its second quarter ended June 30, 2020.

2nd Quarter Financial Results

Greg Johnson, O’Reilly’s CEO and Co-President, commented, “During the second quarter and through the date of this release, the communities we serve faced significant, ongoing challenges from the COVID-19 pandemic, and our top priority continues to be the protection of the health and safety of our Team Members and customers.  After experiencing significant COVID-related sales headwinds in the first two weeks of the quarter, we saw an immediate and dramatic improvement in our business and sustained robust, record-setting sales volumes throughout the remainder of our second quarter.  Our DIY business was extremely strong and the bigger contributor to our 16.2% increase in comparable store sales for the quarter; however, our professional business also improved significantly as we progressed through the quarter, generating robust comparable store sales above our expectations in May and June.  It is clear there were several positive macroeconomic factors that supported the strong demand in our industry in the second quarter, including, among others, the government stimulus and unemployment benefits and the re-opening of consumer activity as stay-at-home orders began lifting.  As beneficial as the market conditions were in the second quarter, we know our record-setting financial performance would not have been possible without outstanding execution by our dedicated, hard-working Team.  We are extremely proud of the outstanding job our Team has done to implement safety measures while still providing the outstanding service that has been so critical to our customers during this pandemic.”

Mr. Johnson further commented, “Our Team’s performance in the second quarter is even more impressive in light of the cost control steps we executed to conserve cash and align our business with the severe headwinds we were experiencing at the beginning of the second quarter.  We were very pleased to see our business rebound, as our customers began to benefit under the CARES Act in the middle of April, but we maintained a prudent, cautious approach as we progressed through the second quarter, taking into consideration the high level of uncertainty regarding how our business would perform week to week.  The combination of strong sales and strong expense control resulted in an incredible operating profit margin of 23.8% during the second quarter, which exceeds our previous best single quarter performance by well over 300 basis points.  While we recognize this remarkably strong leverage of SG&A expense is not sustainable over the long term and expect our per-store dollar spend to increase as we continually match service levels to the business environment, our Team’s ability to deliver such an outstanding quarter is an incredible accomplishment, and we want to offer our sincere thanks to Team O’Reilly for their selfless dedication to our customers.”

Sales for the second quarter ended June 30, 2020, increased $502 million, or 19%, to $3.09 billion from $2.59 billion for the same period one year ago.  Gross profit for the second quarter increased 20% to $1.64 billion (or 53.0% of sales) from $1.37 billion (or 52.8% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the second quarter increased 4% to $901 million (or 29.1% of sales) from $870 million (or 33.6% of sales) for the same period one year ago.  Operating income for the second quarter increased 48% to $736 million (or 23.8% of sales) from $498 million (or 19.2% of sales) for the same period one year ago.

Net income for the second quarter ended June 30, 2020, increased $178 million, or 50%, to $532 million (or 17.2% of sales) from $354 million (or 13.7% of sales) for the same period one year ago.  Diluted earnings per common share for the second quarter increased 57% to $7.10 on 75 million shares versus $4.51 on 78 million shares for the same period one year ago.

Year-to-Date Financial Results

Sales for the first six months of 2020 increased $568 million, or 11%, to $5.57 billion from $5.00 billion for the same period one year ago.  Gross profit for the first six months of 2020 increased 11% to $2.93 billion (or 52.7% of sales) from $2.65 billion (or 52.9% of sales) for the same period one year ago.  SG&A for the first six months of 2020 increased 4% to $1.77 billion (or 31.8% of sales) from $1.70 billion (or 34.1% of sales) for the same period one year ago.  Operating income for the first six months of 2020 increased 23% to $1.16 billion (or 20.8% of sales) from $943 million (or 18.9% of sales) for the same period one year ago.

Net income for the first six months of 2020 increased $157 million, or 23%, to $832 million (or 14.9% of sales) from $675 million (or 13.5% of sales) for the same period one year ago.  Diluted earnings per common share for the first six months of 2020 increased 29% to $11.06 on 75 million shares versus $8.56 on 79 million shares for the same period one year ago.

2nd Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as sales from Leap Day in the six months ended June 30, 2020.  Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for U.S. stores open at least one year, are included in the comparable store sales calculation.  Comparable store sales increased 16.2% for the second quarter ended June 30, 2020, on top of 3.4% for the same period one year ago.  Comparable store sales increased 7.5% for the six months ended June 30, 2020, on top of 3.3% for the same period one year ago.

Share Repurchase Program

In order to conserve liquidity in response to COVID-19, the Company suspended its share repurchase program on March 16, 2020.  The Company continued to evaluate business conditions and its liquidity and, as a result of this evaluation, resumed its share repurchase program on May 29, 2020.  During the second quarter ended June 30, 2020, the Company repurchased 0.2 million shares of its common stock, at an average price per share of $417.79, for a total investment of $77 million.  During the first six months ended of 2020, the Company repurchased 1.7 million shares of its common stock, at an average price per share of $390.14, for a total investment of $651 million.  Subsequent to the end of the second quarter and through the date of this release, the Company repurchased an additional 0.1 million shares of its common stock, at an average price per share of $423.09, for a total investment of $36 million.  The Company has repurchased a total of 77.9 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $165.10, for a total aggregate investment of $12.87 billion.  As of the date of this release, the Company had approximately $882 million remaining under its current share repurchase authorization.

Continued Suspension of 2020 Guidance

As previously announced, the Company withdrew all previously issued 2020 guidance, and given the ongoing uncertainty related to COVID-19, the Company is not resuming 2020 guidance at this time.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.

The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, July 30, 2020, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (703) 375-5524; the conference call identification number is 8265809.  A replay of the conference call will be available on the Company’s website through Thursday, July 29, 2021.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of June 30, 2020, the Company operated 5,562 stores in 47 U.S. states and 21 stores in Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the COVID-19 pandemic or other public health crisis, the economy in general, inflation, tariffs, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, information security and cyber-attacks, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2019, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2020	June 30, 2019	December 31, 2019
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$872,423	$55,809	$40,406
Accounts receivable, net	243,660	262,227	214,915
Amounts receivable from suppliers	86,513	77,750	79,492
Inventory	3,528,683	3,262,426	3,454,092
Other current assets	53,206	42,361	44,757
Total current assets	4,784,485	3,700,573	3,833,662

Property and equipment, at cost	6,403,936	5,885,507	6,191,427
Less: accumulated depreciation and amortization	2,365,453	2,131,156	2,243,224
Net property and equipment	4,038,483	3,754,351	3,948,203

Operating lease, right-of-use assets	1,926,270	1,895,099	1,928,369
Goodwill	872,997	808,391	936,814
Other assets, net	106,300	43,529	70,112
Total assets	$11,728,535	$10,201,943	$10,717,160

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,936,400	$3,516,150	$3,604,722
Self-insurance reserves	90,890	77,120	79,079
Accrued payroll	107,116	87,531	100,816
Accrued benefits and withholdings	140,446	75,119	98,539
Income taxes payable	91,797	9,507	—
Current portion of operating lease liabilities	318,601	304,034	316,061
Other current liabilities	336,886	290,931	270,210
Total current liabilities	5,022,136	4,360,392	4,469,427

Long-term debt	4,127,397	3,783,738	3,890,527
Operating lease liabilities, less current portion	1,652,284	1,631,719	1,655,297
Deferred income taxes	155,530	113,533	133,280
Other liabilities	182,088	167,879	171,289

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
74,097,706 as of June 30, 2020,
76,690,215 as of June 30, 2019, and
75,618,659 as of December 31, 2019	741	767	756
Additional paid-in capital	1,289,976	1,258,930	1,280,760
Retained deficit	(679,506)	(1,115,015)	(889,066)
Accumulated other comprehensive (loss) income	(22,111)	—	4,890
Total shareholders’ equity	589,100	144,682	397,340

Total liabilities and shareholders’ equity	$11,728,535	$10,201,943	$10,717,160

Note:  The balance sheet at December 31, 2019, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Sales	$3,091,595	$2,589,874	$5,568,082	$5,000,482
Cost of goods sold, including warehouse and distribution expenses	1,454,415	1,221,587	2,634,996	2,352,905
Gross profit	1,637,180	1,368,287	2,933,086	2,647,577

Selling, general and administrative expenses	900,690	870,213	1,773,035	1,704,717
Operating income	736,490	498,074	1,160,051	942,860

Other income (expense):
Interest expense	(41,723)	(34,538)	(81,109)	(68,829)
Interest income	635	603	1,310	1,157
Other, net	5,008	832	(182)	3,935
Total other expense	(36,080)	(33,103)	(79,981)	(63,737)

Income before income taxes	700,410	464,971	1,080,070	879,123
Provision for income taxes	168,743	111,290	247,965	204,290
Net income	$531,667	$353,681	$832,105	$674,833

Earnings per share-basic:
Earnings per share	$7.16	$4.56	$11.15	$8.65
Weighted-average common shares outstanding – basic	74,205	77,613	74,611	78,047

Earnings per share-assuming dilution:
Earnings per share	$7.10	$4.51	$11.06	$8.56
Weighted-average common shares outstanding – assuming dilution	74,833	78,412	75,246	78,854

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Six Months Ended
	June 30,
	2020	2019
Operating activities:
Net income	$832,105	$674,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	151,873	132,275
Amortization of debt discount and issuance costs	2,152	1,887
Deferred income taxes	14,987	8,364
Share-based compensation programs	11,480	11,015
Other	1,906	4,277
Changes in operating assets and liabilities:
Accounts receivable	(34,966)	(74,978)
Inventory	(78,086)	(69,103)
Accounts payable	334,503	138,522
Income taxes payable	210,855	(833)
Other	112,269	20,745
Net cash provided by operating activities	1,559,078	847,004

Investing activities:
Purchases of property and equipment	(244,471)	(295,608)
Proceeds from sale of property and equipment	4,846	3,138
Investment in tax credit equity investments	(95,292)	(1,717)
Other (i)	(311)	839
Net cash used in investing activities	(335,228)	(293,348)

Financing activities:
Proceeds from borrowings on revolving credit facility	1,162,000	1,629,000
Payments on revolving credit facility	(1,423,000)	(1,760,000)
Proceeds from the issuance of long-term debt	499,795	499,955
Payment of debt issuance costs	(3,840)	(3,988)
Repurchases of common stock	(651,027)	(920,717)
Net proceeds from issuance of common stock	25,593	26,778
Other	(253)	(190)
Net cash used in financing activities	(390,732)	(529,162)

Effect of exchange rate changes on cash	(1,101)	—
Net increase in cash and cash equivalents	832,017	24,494
Cash and cash equivalents at beginning of the period	40,406	31,315
Cash and cash equivalents at end of the period	$872,423	$55,809

Supplemental disclosures of cash flow information:
Income taxes paid	$20,187	$194,503
Interest paid, net of capitalized interest	73,091	64,201

(i)	Prior period amount has been reclassified to conform to current period presentation.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
		June 30,
Adjusted Debt to EBITDAR:		2020	2019
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$4,127,397	$3,783,738
Add:	Letters of credit	51,551	39,109
	Discount on senior notes	3,295	3,930
	Debt issuance costs	19,308	18,332
	Six-times rent expense	2,073,180	1,971,174
Adjusted debt		$6,274,731	$5,816,283

GAAP net income		$1,548,314	$1,341,341
Add:	Interest expense	152,255	131,879
	Provision for income taxes	442,962	386,590
	Depreciation and amortization	290,473	260,420
	Share-based compensation expense	22,386	21,039
	Rent expense (i)	345,530	328,529
EBITDAR		$2,801,920	$2,469,798

Adjusted debt to EBITDAR		2.24	2.35

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the twelve months ended June 30, 2020 and for the six and twelve months ended June 30, 2019 (in thousands):

Total lease cost, per ASC 842, for the twelve months ended June 30, 2020		$408,583
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the twelve months ended June 30, 2020	63,053
Rent expense for the twelve months ended June 30, 2020		$345,530

Total lease cost, per ASC 842, for the six months ended June 30, 2019		$197,839
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the six months ended June 30, 2019	29,433
Rent expense for the six months ended June 30, 2019		168,406
Add:	Rent expense for the six months ended December 31, 2018, as previously reported prior to the adoption of ASC 842	160,123
Rent expense for the twelve months ended June 30, 2019		$328,529

	June 30,
	2020	2019
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.4
Average inventory per store (in thousands) (2)	$632	$610
Accounts payable to inventory (3)	111.6%	107.8%

		For the Three Months Ended		For the Six Months Ended
		June 30,		June 30,
		2020	2019	2020	2019
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$1,099,985	$406,382	$1,559,078	$847,004
Less:	Capital expenditures	111,187	142,694	244,471	295,608
	Excess tax benefit from share-based compensation payments	3,080	2,209	6,460	10,722
	Investment in tax credit equity investments	33	1,717	95,292	1,717
Free cash flow		$985,685	$259,762	$1,212,855	$538,957

	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
	June 30,		June 30,		June 30,
	2020	2019	2020	2019	2020	2019
Store Count:
Beginning store count	5,512	5,306	5,439	5,219	5,344	5,147
New stores opened	50	43	126	107	221	181
Bennett stores acquired, net of stores merged (4)	—	(5)	—	20	—	20
Stores closed	—	—	(3)	(2)	(3)	(4)
Ending domestic store count	5,562	5,344	5,562	5,344	5,562	5,344

Mexico stores (5)	21	—	21	—	21	—
Ending total store count	5,583	5,344	5,583	5,344	5,583	5,344

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Store and Team Member Information: (6)
Total employment	72,877	81,949
Square footage (in thousands)	41,318	39,441
Sales per weighted-average square foot (7)	$74.18	$65.55	$262.03	$251.89
Sales per weighted-average store (in thousands) (8)	$551	$483	$1,940	$1,855

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	O’Reilly acquired 33 Bennett Auto Supply, Inc. (“Bennett”) stores after the close of business on December 31, 2018, which were not included in the December 31, 2018, store count, as they were not operated by the Company for any portion of 2018. During the first quarter ended March 31, 2019, O’Reilly merged eight of the acquired Bennett stores into existing O’Reilly locations, and during the second quarter ended June 30, 2019, O’Reilly merged an additional five acquired Bennett stores into existing O’Reilly locations.
(5)	O’Reilly acquired Mayoreo de Autopartes y Aceites, S.A. de C.V. (“Mayasa”), headquartered in Guadalajara, Jalisco, Mexico, after the close of business on November 29, 2019.
(6)	Represents O’Reilly’s U.S. operations only.
(7)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.
(8)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.